UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report: December 16, 2011

(Date of earliest event reported)

Lithia Motors, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Oregon (State or Other Jurisdiction of Incorporation or Organization)	0-21789 (Commission File Number)	93 - 0572810 (IRS Employer Identification No.)

360 E. Jackson Street Medford, Oregon 97501 (address of Principal Executive Offices) (Zip Code)

541-776-6868

Registrant's Telephone Number, Including Area Code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Item 1.02	Termination of a Material Definitive Agreement.

On December 31, 2009, Lithia Motors, Inc. (the “Company”) entered into an Option Agreement with its Vice Chairman, M.L. Dick Heimann, giving Mr. Heimann the option to purchase the Company’s Nissan and Volkswagen stores in Medford, Oregon. On December 16, 2011, the Company and Mr. Heimann agreed to terminate the Option Agreement and entered into an Acquisition and Option Termination Agreement (the “Agreement”). Under the Agreement, 80% of the Nissan, Volkswagen and BMW stores in Medford, Oregon will be purchased by Mr. Heimann. The purchase price of the BMW store’s intangible assets will be at fair market value based on independent third party broker opinions and corroborated by financial projections using a discounted cash flow analysis methodology that is utilized by the Company for determining fair market value of stores under ASC 805, Business Combinations.

The sale is expected to close in the first quarter of 2012, and the projected annual revenue for the stores is approximately $50 million.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1 Acquisition and Option Termination Agreement dated December 16, 2011

99.2 Form of Unit Purchase Agreement for Volkswagen store (the three Unit Purchase Agreements are substantially similar)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LITHIA MOTORS, INC. (Registrant)

Date: December 22, 2011	By: /s/ John North John North Vice President, Finance and Corporate Controller